UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) June 15, 2023

JUNIPER NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34501	77-0422528
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Innovation Way
Sunnyvale,	California	94089
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (408) 745-2000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	JNPR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On June 15, 2023, Juniper Networks, Inc. (“we”, “our” or the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (“JP Morgan”), as administrative agent. JP Morgan, BofA Securities, Inc. and Citibank, N.A. ("Citibank") acted as joint lead arrangers and joint bookrunners and Bank of America, N.A. and Citibank acted as syndication agents in connection with the New Credit Agreement. The New Credit Agreement replaces the Company’s revolving credit facility provided under the Credit Agreement, dated April 25, 2019, among the Company, the lenders party thereto and Citibank, as administrative agent (as amended,the “Prior Credit Agreement”), which agreement was terminated substantially concurrently with the Company entering into the New Credit Agreement.

The New Credit Agreement provides for a $500 million unsecured revolving credit facility, with an option of the Company to increase the amount of the credit facility by up to an additional $200 million of new commitments, subject to certain terms and conditions as set forth therein. Proceeds of loans made under the New Credit Agreement may be used by the Company for working capital and general corporate purposes. Revolving loans under the New Credit Agreement may be borrowed, repaid and reborrowed until June 15, 2028 (subject to two one-year maturity extension options, on the terms and conditions set forth in the New Credit Agreement), at which time all amounts borrowed must be repaid. Borrowings may be denominated, at the Company’s option, in U.S. dollars, pounds sterling or Euro. No loans are currently outstanding under the New Credit Agreement.

Revolving loans will bear interest, at the Company’s option, at either (i) a per annum rate equal to (x) with respect to borrowings in U.S. dollars, the adjusted term SOFR rate, (y) with respect to borrowings in Euro, the adjusted EURIBO rate, and (z) with respect to borrowings in pounds sterling, daily simple SONIA, in each case plus a margin of between 0.875% and 1.500%, depending on the Company’s public debt rating, or (ii) with respect to borrowings in U.S. dollars, a per annum rate equal to the base rate plus a margin of between 0.000% and 0.500%, depending on the Company’s public debt rating. Base rate is defined as the greatest of (A) the Wall Street Journal prime rate, (B) the greater of the U.S. federal funds rate and the overnight bank funding rate plus 0.500% and (C) the adjusted term SOFR for a period of one month plus 1.00%.

A default interest rate shall apply, at the agent’s option or upon the request of the required lenders, on all obligations during a payment event of default under the New Credit Agreement at a rate per annum equal to 2.00% above the applicable interest rate. The Company will pay to each lender a commitment fee on a quarterly basis based on the amount of each lender’s undrawn commitment to make loans, of between 0.075% and 0.225%, depending on the Company’s public debt rating. Revolving loans under the New Credit Agreement may be prepaid without penalty, subject to customary breakage costs for loans bearing interest at the adjusted SOFR rate or the adjusted EURIBO rate. The Company is also obligated to pay customary fees for a credit facility of this size and type.

The New Credit Agreement requires the Company to maintain a maximum leverage ratio during the term of the credit facility. In addition, the New Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and its subsidiaries to, among other things, grant liens, merge or consolidate, dispose of all or substantially all of its assets and incur subsidiary indebtedness, in each case subject to customary exceptions for a credit facility of this size and type.

The New Credit Agreement includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default to certain other indebtedness, bankruptcy and insolvency events involving the Company or its material subsidiaries, material judgments, change of control and certain ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the New Credit Agreement.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the New Credit Agreement. A copy of the New Credit Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

Item 1.02. Termination of a Material Definitive Agreement

The information set forth above under Item 1.01 with respect to the Prior Credit Agreement is incorporated herein by reference. For a description of the material terms of the Prior Credit Agreement, please see the Company’s Current Report on Form 8-K as filed with the Commission on April 25, 2019, which description is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

June 15, 2023	By:	/s/ Robert Mobassaly
	Name:	Robert Mobassaly
	Title:	Senior Vice President and General Counsel